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                                                                     EXHIBIT 5.A


                             [AKIN GUMP LETTERHEAD]
April 23, 2003


El Paso Energy Partners, L.P.
El Paso Energy Partners Finance Corporation
1001 Louisiana Street, 30th Floor
Houston, Texas 77002

Re:      El Paso Energy Partners, L.P.
         El Paso Energy Partners Finance Corporation
         Registration Statement on Form S-4

Ladies and Gentlemen:

We have acted as counsel to El Paso Energy Partners, L.P., a Delaware limited partnership, and El Paso Energy Partners Finance Corporation, a Delaware corporation (together, the "COMPANIES"), in connection with the registration, pursuant to a registration statement on Form S-4, as amended (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "ACT"), of (i) the proposed offer by the Companies to exchange (the "EXCHANGE OFFER") all outstanding 10 5/8% Series A Senior Subordinated Notes due 2012 ($200 million aggregate principal amount outstanding) (the "OUTSTANDING NOTES") of the Companies for 10 5/8% Series B Senior Subordinated Notes due 2012 ($200 million aggregate principal amount) (the "REGISTERED NOTES") of the Companies and (ii) the guarantees (the "GUARANTEES") of the Subsidiary Guarantors listed in the Registration Statement (the "GUARANTORS"). The Outstanding Notes have been, and the Registered Notes will be, issued pursuant to an Indenture (the "INDENTURE") dated as of November 27, 2002 among the Companies, the Subsidiary Guarantors named therein, and JPMorgan Chase Bank, as trustee (the "TRUSTEE").

We have examined originals or certified copies of such corporate records of the Companies and the Guarantors and other certificates and documents of officials of the Companies and the Guarantors, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed the legal capacity of natural persons, the corporate or other power of all persons signing on behalf of the parties



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El Paso Energy Partners, L.P.
El Paso Energy Partners Finance Corporation
Page 2
April 23, 2003


thereto other than the Companies, the due authorization, execution and delivery of all documents by the parties thereto other than the Companies, that the Registered Notes will conform to the specimens examined by us and that the Trustee's certificate of authentication of Registered Notes will be manually signed by one of the Trustee's authorized officers.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that when (a) the Registration Statement has become effective under the Act, (b) the Outstanding Notes have been exchanged in the manner described in the prospectus forming a part of the Registration Statement, (c) the Registered Notes have been duly executed, authenticated, issued and delivered in accordance with the terms of the Indenture, against receipt of the Outstanding Notes surrendered in exchange therefor, (d) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (e) applicable provisions of "blue sky" laws have been complied with,

         1. the Registered Notes proposed to be issued pursuant to the Exchange Offer, when duly executed, authenticated and delivered by or on behalf of the Companies, will be valid and binding obligations of the Companies and will be entitled to the benefits of the Indenture; and

         2. the Guarantees proposed to be issued pursuant to the Exchange Offer will be valid and binding obligations of each Guarantor.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

         A. We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions ("LAWS") of the state of New York and the General Corporation Law, Revised Uniform Limited Partnership Act, Limited Liability Company Act and Revised Uniform Partnership Act of the state of Delaware.

         B. This law firm is a registered limited liability partnership organized under the laws of the state of Texas.

         C. The matters expressed in this letter are subject to and qualified and limited by: (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar Laws affecting creditors' rights and remedies generally; (ii) general principles of equity, including principles of



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El Paso Energy Partners, L.P.
El Paso Energy Partners Finance Corporation
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April 23, 2003


                  commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution; and (vi) limitations on the waiver of rights under any stay, extension or usury laws wherever enacted now or at any time hereafter in force, that may affect the covenants or the performance of the Indenture.

We hereby consent to the filing of copies of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption "Validity of the Series B Notes." In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. This opinion speaks as of its date, and we undertake no (and hereby disclaim any) obligation to update this opinion.


Very truly yours,



/s/ Akin, Gump, Strauss, Hauer & Feld, L.L.P.



AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.